Exhibit 99.1

LIONSGATE PARTNERS WITH
LIBERTY GLOBAL AND DISCOVERY COMMUNICATIONS
Liberty Global and Discovery Each Acquire 3.4% Stake in Lionsgate
Liberty Global President and CEO Mike Fries and Discovery President and CEO David
Zaslav to be Named to Lionsgate Board of Directors
Partners Enter Into Commercial Agreements

November 10, 2015 - Denver, CO, Silver Spring, MD and Santa Monica, CA - Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), Discovery Communications Inc. ("Discovery Communications") (NASDAQ: DISCA, DISCB, DISCK) and Lions Gate Entertainment Corp. (“Lionsgate”) (NYSE: LGF) today announced a transaction under which Liberty Global and Discovery Communications each have agreed in principle subject to documentation to purchase 5.0 million common shares of Lionsgate, resulting in each having an approximately 3.4% shareholding of Lionsgate’s current outstanding shares. These 10.0 million shares will be acquired from funds affiliated with MHR Fund Management LLC.

Liberty Global and Discovery Communications will each pay approximately $195 million for their respective stakes in Lionsgate. Additionally, Liberty Global and Discovery Communications will each have one designee appointed to Lionsgate's Board of Directors -- President and CEO Mike Fries for Liberty Global and President and CEO David Zaslav for Discovery Communications. Liberty Global and Discovery Communications are each entering into separate commercial agreements with Lionsgate providing for a preferred partner relationship with respect to licensing rights for certain theatrical and television content across their markets. The share acquisitions are expected to close later today.

“We’re very enthusiastic about this alliance with Lionsgate, and I’m pleased to join Chairman Mark Rachesky and the rest of the Lionsgate Board,” said Fries. “The company is a unique success story in the entertainment industry. Lionsgate is led by an incredible management team and they’ve created one of the deepest portfolio of brands and franchises in the industry. This strategic content investment will also create opportunities for Lionsgate to become an even more important supplier of high-end premium content to our 24 million video and 18 million broadband subscribers.”

"One of Discovery's advantages is our ownership in a diverse portfolio of global content and IP, which uniquely positions the company to deliver an audience across multiple media ecosystems," said Zaslav. "Lionsgate has created a strong television business and we are proud to take this ownership stake to gain access to terrific storytellers, creative leadership, and global formats and IP, in both nonfiction and scripted programming. As with all of our creative partners, we look forward to telling world-class stories with Jon and the deep management team at Lionsgate, and further strengthening Discovery's content pipeline across our linear and digital platforms around the world."

"David and Mike are highly accomplished and respected executives who will bring added depth and vision to our Board of Directors," said Dr. Mark Rachesky, Chairman and largest shareholder of Lionsgate. "I was a very early believer in the value of content, and these new strategic relationships with two of the pre-eminent programming and distribution platforms in the world help position us to take the Company to the next level."

"This transaction aligns Lionsgate with two of the most visionary players in the global marketplace, and we're delighted to add David and Mike's experience and expertise to our Board of Directors," said Lionsgate CEO Jon Feltheimer and Vice Chairman Michael Burns. "We believe that this agreement creates tremendous strategic opportunities to grow our content initiatives around the world and positions us to generate significant incremental value for our shareholders."

A designee of MHR Fund Management, MHR principal and investment committee member Emily Fine, also will join the Board. Frank Giustra, who has served a total of 11 years on the Board, will step down.

"We're pleased to welcome MHR's Emily Fine, with whom we have worked closely over the past 10 years, to our Board," continued Feltheimer and Burns. "We would also like to thank Frank

Giustra, the founder of Lionsgate and a guiding force during our Company's evolution, for his many years of valuable service."

Lionsgate will be entering into certain agreements with Liberty Global, Discovery Communications, Dr. John Malone, who currently serves on the Lionsgate Board of Directors, and MHR Fund Management LLC. These agreements are intended to include among other things, rights pursuant to which Liberty Global, Discovery Communications and MHR Fund may designate members to the Lionsgate Board of Directors subject to certain share ownership thresholds and under which they have each agreed to vote the common shares owned by them (together with certain of their affiliates) in favor of each of the other’s respective director nominees. The agreements are also intended to include restrictions of purchases and sales of Lionsgate common shares for prescribed periods of time, together with rights and obligations relating to certain corporate actions with Lionsgate during such time. These agreements will be more fully described in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission by Lionsgate.  The agreements are substantially complete and parties intend to enter into these agreements today, however, the transaction is subject to the risk that the parties are unable to finalize the documentation.

LionTree Advisors acted as exclusive financial advisor to Discovery and Liberty Global.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 57 million television, broadband internet and telephony services at September 30, 2015. In addition, we served five million mobile subscribers and offered WiFi service across six million access points.

Liberty Global's businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which primarily comprises our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which comprises our operations in Latin America and the Caribbean.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty. Our operations also include Liberty Global Business Services and Liberty Global Ventures. www.libertyglobal.com

About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world's #1 pay-TV programmer reaching nearly 3 billion cumulative subscribers in more than 220 countries and territories. For 30 years Discovery has been dedicated to satisfying curiosity and entertaining viewers with high-quality content through its global television brands, led by Discovery Channel, TLC, Animal Planet, Investigation Discovery, Science and Turbo/Velocity, as well as U.S. joint venture network OWN: Oprah Winfrey Network. Discovery controls Eurosport, the leading pan-regional sports entertainment destination across Europe and Asia-Pacific. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, through Discovery Education, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com

About Lionsgate
Lionsgate is a premier next generation global content leader with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, digital distribution, new channel platforms, video games and international distribution and sales. Lionsgate currently has more than 30 television shows on over 20 different networks spanning its primetime production, distribution and syndication businesses, including the critically-acclaimed hit series Orange is the New Black, the multiple Emmy Award-winning drama Mad Men, the broadcast network series Nashville, the syndication success The Wendy Williams Show, the acclaimed drama Manhattan and the breakout series The Royals. Its feature film business has been fueled by such successes as the blockbuster first three installments of The Hunger Games franchise, the first two installments of the Divergent franchise, Sicario, The Age of Adaline, CBS/Lionsgate's The DUFF, John Wick, Now You See Me, Roadside Attractions' Love & Mercy and Mr. Holmes, Lionsgate/Codeblack Films' Addicted and Pantelion Films' Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rates. Lionsgate handles a prestigious and prolific library of approximately 16,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world. www.lionsgate.com

Liberty Global Investor Relations                Liberty Global Corporate Communications

Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Matt Beake	+44 20 8483 6428

Discovery Communications Corporate Communications
Catherine Frymark     +1 240- 893-9840     catherine_frymark@discovery.com

Discovery Communications Investor Relations
Jackie Burka     +1 212-548-5642      jackie_burka@discovery.com

Lionsgate Investor Relations & Executive Communications
Peter D. Wilkes     +1 310-255-3726     pwilkes@lionsgate.com